Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Tom Smith
Investor Relations
Tel: 612 303-6336

F O R I M M E D I A T E R E L E A S E

Piper Jaffray announces sale of FAMCO business

MINNEAPOLIS - March 8, 2013 - Piper Jaffray (NYSE: PJC), a leading investment bank and asset management firm, today announced that it has signed a definitive agreement to sell Fiduciary Asset Management LLC (FAMCO), a division within its asset management business. Wiley Angell, its chief executive officer, will acquire the business in a transaction valued at $4 million.

In 2012, Piper Jaffray transitioned ownership of its FAMCO MLP product from FAMCO to its primary asset management subsidiary, Advisory Research. While the restructuring generated revenue and cost synergies for the firm, the remaining FAMCO business was no longer a strategic fit with the overall asset management business. As a result, Piper Jaffray and Angell entered into discussions to facilitate a transition of the remaining business, as Angell was one of FAMCO's founding members.

“We continue to focus efforts on growing our flagship asset management brand, Advisory Research, and taking steps that add value for shareholders,” commented Andrew Duff, Piper Jaffray Companies chairman and CEO. “Our resulting platform represents a more streamlined business and gives FAMCO the opportunity to operate independently.”

Commenting on the sale, Angell said “We have enjoyed our relationship with Piper Jaffray, and we are excited about returning to our roots as an independent company. We view this transaction as an opportunity to continue to provide excellent services to our clients, while incenting our team and building for the future.”

FAMCO had previously been classified as held for sale and reported in discontinued operations. The sale is subject to customary closing conditions, and expected to close during the second quarter of 2013.

About Piper Jaffray
Piper Jaffray is a leading investment bank and asset management firm serving clients in the U.S. and internationally. Proven advisory teams combine deep industry, product and sector expertise with ready access to capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London and Zurich. www.piperjaffray.com

About Advisory Research, Inc.
Based in Chicago, Advisory Research is a value-oriented investment firm providing domestic and international equity strategies as well as fixed income assets for institutional, private clients and investment advisors. Advisory Research is a division of Piper Jaffray Asset Management Inc. www.advisoryresearch.com

About FAMCO
Fiduciary Asset Management LLC (FAMCO) is an institutional asset management firm with $3.7 billion in assets under management. The firm is based in St. Louis, Mo and was established in 1994. www.famco.com

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies and its asset management business. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) the transaction may not be completed, or completed within the expected timeframe; (2) costs relating to the disposition of the FAMCO business may be greater than expected; and (3) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, and updated in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

© 2013 Piper Jaffray Companies

Piper Jaffray Contact:
Tom Smith
Investor Relations
+1 612 303-6336

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